As filed with the Securities and Exchange Commission on June 10,
                           1998
               Registration No. 333-______


               SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C.  20549
                            Form S-8
     REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                  _____________________________

          OXFORD TAX EXEMPT FUND II LIMITED PARTNERSHIP
     (Exact Name of Registrant as Specified in Its Charter)

           Maryland                        52-1394232
(State or Other Jurisdiction of (I.R.S. Employer Identification
Incorporation or Organization)                No.)

                      7200 Wisconsin Avenue
                           Suite 1100
                    Bethesda, Maryland  20814
                         (301) 654-3100

  (Address, including Zip Code, of Principal Executive Offices)
                  _____________________________

          OXFORD TAX EXEMPT FUND II LIMITED PARTNERSHIP
                       INCENTIVE BAC PLAN
                    (Full Title of the Plan)
                  _____________________________

                      Marc B. Abrams, Esq.
              Oxford Tax Exempt Fund II Corporation
                7200 Wisconsin Avenue, Suite 1100
                    Bethesda, Maryland  20814
    (Name, Address, Including Zip Code, of Agent For Service)
                         (301) 654-3100
  (Telephone Number, Including Area Code, of Agent For Service)

                          Copies to:
                     Robert B. Robbins, Esq.
                    Elisabeth J. Harper, Esq.
                 Shaw Pittman Potts & Trowbridge
                       2300 N Street, N.W.
                     Washington, D.C.  20037
                 Calculation of Registration Fee

--------------------|------------|----------------|---------------|------------|
|  Title of         | Amount of  |Proposed Maximun|  Proposed     |            |
| Securities        |  BACs to   |    Aggregate   |   Maximum     | Amount of  |
|   to be           |     be     | Offering Price |  Aggregate    |Registration|
| Registered        |Registered  |    per Bac     |Offering Price |     Fee    |
--------------------|------------|----------------|---------------|------------|
|                   |            |                |               |            |
|Beneficial Assignee| 652,125<F1>|   $23.88 <F2>  |$15,572,745<F2>|  $4,593.96 |
|Interests ("BACs") |            |                |               |            |
--------------------|------------|----------------|---------------|------------|


<F1>  This Registration  Statement shall also cover any additional
      BACs which become issuable under the Incentive BAC Plan by reason of any BAC distribution, BAC split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the Registrant's outstanding BACs.

<F2>  Estimated   solely   for   the   purpose   of  computing the
      registration fee. Pursuant to Rule 457(h), the calculation of the registration fee is based on a price of $23.88 per BAC, which is the price at which options to purchase the BACs under the Incentive BAC Plan may be exercised.

                         PART II
       Information Required in the Registration Statement

Item 3.  Incorporation of Documents by Reference.

    The following documents are incorporated herein by reference:

    (a) The Annual Report of Oxford Tax Exempt Fund II Limited Partnership ("OTEF II") on Form 10-K for its fiscal year ended December 31, 1997, filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act");

    (b)   All  other reports filed by OTEF II pursuant to Section
          13(a) or 15(d) of the Exchange Act since the end of the registrant's fiscal year ended December 31, 1997; and

    (c)   The  description  of  the  BACs  contained in OTEF II's
          Quarterly Report on Form 10-Q/A for its fiscal quarter ended March 31, 1997 filed on June 18, 1997 with the
          Securities and Exchange Commission.

     In addition, all documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

Item 4.  Description of Securities.
         Not applicable.

Item 5.  Interests of Named Experts and Counsel.
         Not applicable.

Item 6.  Indemnification of Directors and Officers.

     OTEF II Partnership Agreement. OTEF II's limited partnership agreement (the "OTEF II Partnership Agreement") provides that the liability of OTEF II's general partners and their officers, directors, shareholders, partners, employees and, when performing an obligation of OTEF II or of the general partners to OTEF II, agents and affiliates for monetary damages with respect to any act or omission to act or decision made by such person in good faith on behalf of OTEF II and in a manner reasonably believed by such person to be within the scope of the authority granted to the general partners by the OTEF II
Partnership Agreement and in the best interests of OTEF II, provided that such action or omission to act or decision is not attributable to such person's fraud, bad faith, gross negligence or willful misconduct.

     The OTEF II Partnership Agreement provides that OTEF II shall indemnify each of its general partners and their affiliates and each of their respect officers, directors, shareholders, members, partners and employees (each an "Indemnified Person") from any loss, claim, damage, cost, expense or liability as and when incurred by such Indemnified Person or by OTEF II by reason of any action, omission to act or decision made by any Indemnified Person in connection with the business of OTEF II, provided that the actions, omissions to act or decisions giving rise to the claim for indemnification are not attributable to fraud, bad faith, gross negligence or willful misconduct of the Indemnified Person. The losses, claims, damages, costs, expenses or liabilities indemnified under the OTEF II Partnership Agreement include, without limitation, claims by a BAC Holder and the reasonable fees of attorneys (which attorneys' fees may be paid as incurred) and expenses incurred in the defense or settlement of any claims. The OTEF II Partnership Agreement provides that the fact that an action, omission to act or decision is taken on the advice of counsel for OTEF II shall be evidence of good faith, provided that all material facts were disclosed to such counsel.

     Indemnification by the Managing General Partner. Oxford Tax Exempt Fund II Corporation, OTEF II's managing general partner (the "Managing General Partner"), is a Maryland corporation, subject to the applicable provisions of the Maryland General Corporation Law. Pursuant to the Maryland General Corporation Law and the Articles of Incorporation of the Managing General
Partner, the Managing General Partner is required to indemnify every person who is or was a party or is threatened to be made a party to or is involved (as a witness or otherwise) in any threatened, pending, or completed action, suite, or proceeding, whether civil, criminal, administrative, or investigative, and whether or not by or in the right of the Managing General Partner or otherwise (hereafter a "proceeding"), by reason of the fact that he is or was a director, officer or employee of the Managing General Partner, or is or was serving at the request of the Managing General Partner as a director, officer, or trustee or employee of another corporation, partnership, joint venture, trust, or other enterprise, including service with respect to an employee benefit plan, or by reason of any action alleged to have been taken or not taken by him while acting in any such capacity, against expenses (including attorneys' fees and expenses when incurred) and all liability and loss, including judgments, fines, ERISA excise taxes and penalties and amounts paid or to be paid in settlement (whether with or without court approval), actually and reasonably incurred by him in connection with such threatened, pending, or completed action, suit, or proceeding, except to the extent prohibited by law as the same exists or may in the future be amended (except in the case of any such amendment which has the effect of narrowing indemnification rights that the Managing General Partner was permitted to provide prior to such amendment). The foregoing right to indemnification includes the right to be paid by the Managing General Partner the expenses incurred in connection with the proceeding in advance of the final disposition thereof promptly after receipt by the Managing General Partner of a request therefor stating in reasonable detail the expenses incurred, provided, however, that to the extent required by law, the payment of such expenses in advance of the final disposition of a proceeding shall be made only upon receipt of an undertaking by or on behalf of such person to repay such amounts if it shall ultimately be determined that he is not entitled to be indemnified under the articles of incorporation or otherwise.

     No  director,  officer or employee of the  Managing  General
Partner is liable to the Managing General Partner or its stockholders for monetary damages, provided, however, that the articles of incorporation do not eliminate or limit the liability of a director, officer or employee (i) to the extent that it is proven that the person actually received an improper benefit or profit in money, property or services for the amount of the benefit or profit in money, property or services actually received; (ii) to the extent that a judgment or other final adjudication adverse to the person is entered in a proceeding based on a finding in the proceeding that the person's actions, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding; or (iii) to the extent that such liability is provided for by the Maryland General Corporation Law. In the event that the Maryland General Corporation Law or any successor thereto is amended with respect to the permissive limits of the liability of directors, officers and employees, this Article shall be deemed to provide the fullest limitation on liability permitted under such amended statute.

     The right to indemnification, including the right to the advancement of expenses, conferred in the articles of incorporation of the Managing General Partner are not exclusive of any other rights to which a person seeking indemnification or advancement of expenses hereunder may be entitled under any bylaw, agreement, vote of shareholders, directors or otherwise, both as to action in his official capacity and as to action in any other capacity while holder that office. Subject to applicable law, to the extent that any rights to indemnification or advancement of expenses of such person under any such bylaw, agreement, vote of shareholders, directors or otherwise, are broader or more favorable to such person, the broader or more favorable rights shall control.

     In the event that Maryland General Corporation Law or any successor thereto is amended with respect to the permissive limits of indemnification of directors, officers or employees, the articles of incorporation of the Managing General Partner are deemed to provide the fullest indemnification permitted under such amended statute.

     The Bylaws of the Managing General Partner provide for indemnification, to the full extent permitted by the Maryland General Corporation Law, of any present or former director, officer, agent or employee, or any person who may be serving or have served at the request of the Managing General Partner as a director, officer, agent or employee of another corporation, partnership, joint venture, trust or other enterprise.

       Indemnification Agreements. Both OTEF II and the Managing General Partner have entered into indemnification agreements with certain directors and officers (the "Directors and Officers") of the Managing General Partner (the "Indemnification Agreements"). The Indemnification Agreements are intended to provide indemnification to the maximum extent permitted by law, subject to any limitation specified in the specific agreements.

     The Indemnification Agreements permit indemnification of a Director or Officer only when he has acted in good faith and in a manner such Director or Officer reasonably believed to be in, or not opposed to, the Managing General Partner's best interests, and with respect to criminal actions, if he had no reasonable cause to believe his conduct was unlawful. The terms of the Indemnification Agreements closely parallel the provisions of the Maryland General Corporation Law, providing for indemnification of directors and officers in action s by third parties against a director or officer as well as in derivative actions brought in the name of the corporation or partnership. Indemnification for expenses (defined to include attorney's fees, court costs and other disbursements incurred in connection with prosecuting or defending an action) and settlement payments are allowed in both types of actions, although indemnification for amounts paid in judgments will be provided only for those judgments rendered in third party actions.

     The Indemnification Agreements require the Managing General Partner to advance promptly to a Director or Officer the expenses of defending him against litigation upon a written request of such Director or Officer the expenses of defending him against litigation upon a written request of such Director or Officer affirming in good faith his standard of conduct. Such advancement, made on an unsecured basis, is subject to repayment to the extent such Director or Officer is ultimately found not to be entitled to indemnification. The right to indemnification for expenses in derivative actions is qualified to prohibit (unless otherwise ordered by a court) indemnification against expenses if the Director or Officer seeking indemnification is ultimately adjudged liable to the Managing General Partner. Moreover, in either type of action, the Managing General Partner is not obligated under the Indemnification Agreements to indemnify any Director or Officer if a court establishes that he did not act in good faith or has breached his duty of loyalty to the Managing General Partner or derived an improper personal benefit.

     The Indemnification Agreements are intended to supplement the indemnification provisions of the Maryland General Corporation Law, the Managing General Partner's Articles of Incorporation and Bylaws and to provide indemnification protection which is somewhat broader in order to attract and retain qualified directors and officers.

     Insurance.   The Managing General Partner carries  insurance
that purports to insure its directors and officers against certain liabilities incurred by them in the discharge of their official functions.

Item 7.  Exemption from Registration Claimed.
         Not applicable.

Item 8.  Exhibits.

The following exhibits are filed as part of this Registration
Statement.

4.01  Third  Amended  and  Restated   Agreement   of  Limited
      Partnership of OTEF II (Incorporated by reference from Exhibit 4 of OTEF II's Quarterly Report on Form 10-Q/A for the quarter ended March 31, 1997.

5.01 Opinion of Shaw Pittman Potts & Trowbridge with respect to the legality of the BACs registered hereunder (Filed herewith.)

23.01 Consent of Coopers & Lybrand LLP (Filed herewith.)

23.02 Consent of  Shaw  Pittman  Potts  &  Trowbridge
      (included in its opinion filed as Exhibit 5.01 to this Registration Statement.)

24.01 Power of Attorney (Included on the signature page)

Item 9. Undertakings.

Item 512(a). The Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs a(1)(i) and a(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Item 512(b). The Registrant undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Item 512(h). Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


                           SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Bethesda, Maryland, on June 10, 1998.

                   OXFORD TAX EXEMPT FUND II LIMITED PARTNERSHIP,
                     a Maryland limited partnership

                   By: Oxford Tax Exempt Fund II Corporation, its
                         managing general partner

                       /s/ FRANCIS P. LAVIN
                       ------------------------------------------
                       Francis P. Lavin, President


                        POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned constitutes and appoints Francis P. Lavin and Robert B. Downing, and each of them, with full power to act without the other, his true and lawful attorneys-in-fact and agents, each with full and several power of substitution for him and in his name, place, and stead, in any and all capacities, to sign any and all registration statements relating to beneficial assignee interests ("BACs") representing limited partnership interests in Oxford Tax Exempt Fund II Limited Partnership (the "Registrant") to be issued under the Oxford Tax Exempt Fund II Limited Partnership Incentive BAC Plan, and any amendments, including both pre-effective and post-effective amendments and supplements to such registration statements, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as each said attorney-in-fact and agent might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agent, or any of them, or any substitute or substitutes for any of them, may lawfully do or cause to be done by virtue hereof.

     IN WITNESS WHEREOF, each of the undersigned has executed this power of attorney in the capacities and on the dates indicated.

    Signatures                Title                   Date

                      Chairman of the Board       June 10, 1998
/s/ LEO E. ZICKLER    of Directors and Chief
------------------    Executive Officer of
Leo E. Zickler        the Registrant's
                      Managing General Partner

                      Director and President      June 10, 1998
/s/ FRANCIS P.LAVIN   of the Registrant's
-------------------   Managing General Partner
Francis P. Lavin      (Principal Executive Officer)

                      Director and Executive      June 10, 1998
/s/ ROBERT B. DOWNING Vice President the
--------------------- Registrant's Managing
Robert B. Downing     General Partner

                         Senior Vice President    June 10, 1998
/s/ RICHARD R. SINGLETON and Chief
------------------------ Operating Officer of the
Richard R. Singleton     Registrant's Managing
                         General Partner (Principal
                         Financial and Accounting
                         Officer)

                        INDEX TO EXHIBITS

Exhibit
Number

Description of Exhibit                         Page No.

4.01   Third  Amended and  Restated Agreement of Limited
       Partnership of OTEF II (Incorporated by reference from Exhibit 4 of OTEF II's Quarterly Report on
       Form 10-Q/A for the quarter ended March 31, 1997.

5.01 Opinion of Shaw Pittman Potts & Trowbridge as to the legality of the BACs being registered by Oxford Tax Exempt Fund II Limited Partnership
       (filed herewith).

23.01  Consent of Coopers & Lybrand LLP, Certified
       Public Accountants (filed herewith).

23.02  Consent  of  Shaw  Pittman  Potts  & Trowbridge
       (included in its opinion filed as Exhibit  5.01
       to this Registration Statement).

24.01  Powers of Attorney (filed herewith and
       incorporated by reference from the signature
       page).

603627














                          SHAW PITTMAN
                       POTTS & TROWBRIDGE
        A PARTNERSHIP INCLUDING PROFESSIONAL CORPORATIONS

                       2300 N Street, N.W.
                   Washington, D.C. 20037-1128

                                                       New York
                                                       Virginia

                          June 10, 1998

Oxford Tax Exempt Fund II Limited Partnership
7200 Wisconsin Avenue
Suite 1100
Bethesda, Maryland  20814

     Re:  Oxford Tax Exempt Fund II Limited Partnership
          Registration Statement on Form S-8

Ladies and Gentlemen:


     We have acted as counsel to Oxford Tax Exempt Fund II Limited Partnership, a Maryland limited partnership ("OTEF II"), in connection with the registration of 652,125 beneficial assignee interests ("BACs"), pursuant to a Registration Statement on Form S-8 under the Securities Act of 1933 (the "Registration Statement"), relating to the Oxford Tax Exempt Fund II Limited Partnership Incentive BAC Plan (the "Plan").


     Based upon our examination of the originals or copies of such documents, corporate records, certificates of officers of OTEF II and other instruments as we have deemed necessary and upon the laws as presently in effect, we are of the opinion that the BACs have been duly authorized for issuance by OTEF II, and that upon issuance and delivery in accordance with the Plan referred to in the Registration Statement, the BACs will be validly issued, fully paid and, except as provided in OTEF II's Agreement of Limited Partnership, as amended, and applicable state law, nonassessable.


     We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement.


                            Very truly yours,


                            /s/ SHAW, PITTMAN, POTTS & TROWBRIDGE
                            -------------------------------------
                            SHAW, PITTMAN, POTTS & TROWBRIDGE
603589

               CONSENT OF INDEPENDENT ACCOUNTANTS
                             _______




           We consent to the incorporation by reference in the Registration Statement on Form S-8 covering 652,125 Beneficial Assignee Interests of Oxford Tax Exempt Fund II Limited Partnership (the "Partnership") offered pursuant to the Oxford Tax Exempt Fund II Limited Partnership Incentive BAC Plan of our report dated February 5, 1998, except for Note 10, as to which the date is February 24, 1998, on our audits of the financial statements of the Partnership as of December 31, 1997 and 1996 and for each of the three years in the period ended December 31, 1997, which report is included in the Partnership's Annual Report on Form 10-K for the year ended December 31, 1997.


                                     /s/ COOPERS & LYBRAND L.L.P
                                     ---------------------------
                                     COOPERS & LYBRAND L.L.P.


     Washington, D.C.
     June 10, 1998








603627